Exhibit 99.1

Mace Files Motion to Vacate Arbitration Award

HORSHAM, Pa.--(BUSINESS WIRE)--June 4, 2010--Mace Security International, Inc. (“MACE” or the “Company”) (NASDAQ Global: MACE) announced that it filed a motion in federal court yesterday to vacate an arbitration award entered against the Company which awarded Louis D. Paolino, Jr., the former Chairman and CEO of the Company, $4,148,912 plus attorney fees and reinstated 1,769,682 stock options held by Mr. Paolino through July 10, 2010. A panel of the American Arbitration Association entered the award on May 4, 2010 in connection with an arbitration initiated by Mr. Paolino. The arbitration panel based the award on its ruling that the Company was obligated to pay Mr. Paolino a severance payment under Mr. Paolino's Employment Contract with the Company, due to the Company's termination of Mr. Paolino on May 20, 2008.

The motion to vacate, which was filed in U.S. District Court, Eastern District of Pennsylvania, yesterday, contended that the award should be vacated because (1) the arbitrators exceeded their powers; (2) the arbitrators acted in manifest disregard of the law; (3) the award was procured by undue means; (4) the award is completely irrational; and, (5) the award is a product of the evident partiality of the arbitrators. Motions to vacate arbitration awards are difficult to achieve and the Company cannot predict the success of the motion to vacate, but does intend to prosecute the motion to vacate vigorously.

Dennis Raefield, the Company’s CEO and President, said: “While we continue to restructure the company to bring our overhead in line with the current level of sales, we will pursue our legal remedies with respect to the arbitration award.”

About Mace

Mace Security International, Inc. is the manufacturer of personal defense and electronic surveillance products marketed under the famous brand name Mace®, and is an owner and operator of a wholesale central monitoring station. The Company also operates a Digital Media Marketing and e-commerce business. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, are contained under the heading “Risk Factors” in Mace’s SEC filings, including its periodic reports on Form 10-K and Form 10-Q ,which reports should be read in conjunction with this press release.

CONTACT:
Mace Security International, Inc.
Gregory Krzemien, CFO and Treasurer
215-259-5670
greg@mace.com